CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated December 21, 2009, accompanying the financial statements of New Jersey Insured Municipals Income Trust, Series 161 (included in Van Kampen Unit Trusts, Municipal Series 619) as of August 31, 2009, and for the period from September 14, 2006 (date of deposit) through August 31, 2007 and for each of the two years in the period ended August 31, 2009 and the financial highlights for the period from September 14, 2006 (date of deposit) through August 31, 2007 and for each of the two years in the period ended August 31, 2009, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-134844) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/  GRANT THORNTON LLP

New York, New York
December 21, 2009